SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                        Commission File Number 000-24583

                           NOTIFICATION OF LATE FILING

(Check One): [ X ]Form 10-K     [   ]Form 20-F   [   ]Form 11-K
             [   ]Form 10-Q     [   ]Form N-SAR

     For Period Ended:     DECEMBER 31, 2002
                      -------------------------------------------

[  ]Transition Report on Form 10-K [  ]Transition Report on Form 10-Q
[ ]Transition Report on Form 20-F [ ]Transition Report on Form N-SAR [ ]Transition Report on Form 11-K

     For the Transition Period Ended:
                                     ------------------------

     Nothing in this form shall be construed to imply that the commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant ADAMS GOLF, INC.
                         -------------------------------------
Former name if applicable
                         -------------------------------------
Address of principal executive office (Street and number)

300 DELAWARE AVENUE, SUITE 572
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City, state and zip code    WILMINGTON, DELAWARE 19801
                         -------------------------------------

                                     PART II
                             RULE 12b-25 (b) AND (c)

          If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. Check appropriate box.)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

                               See Attachment III


                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification:


        D. Keith Ford        972               673-9000
     ------------------------------------------------------------
           (Name)         (Area Code)     (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). ( X )Yes ( )No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                (   )Yes ( X )No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.





                                ADAMS GOLF, INC.
            ---------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  March 31, 2003               By:  /S/ D. Keith Ford
       ----------------             ---------------------------
                                    Name:  D. Keith Ford
                                    ---------------------------
                                    Title: Chief Financial Officer
                                    ---------------------------


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                                 Attachment III
                   to Notification of Late Filing of Form 10-K
                      for the Year Ended December 31, 2002

         Due to unforeseen technical difficulties, Adams Golf, Inc. (the "Company") was unable to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, ("Form 10-K") on March 31, 2003. The Company's Form 10-K will be filed on or before April 15, 2003.



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